  FORM 10-Q

EXHIBIT 11

HICKOK INCORPORATED
CONSOLIDATED STATEMENT OF COMPUTATION OF EARNINGS
PER COMMON SHARE AND COMMON SHARE EQUIVALENTS

Three Months Ended March 31,	Six Months Ended March 31,

	2009	2008	2009	2008

NET INCOME
Net Income <loss> applicable to common shares for basic earnings per share	$<2,245,253>	$<474,456>	$<3,390,606>	$634,433

Net Income <loss> applicable to common shares for diluted earnings per share	$<2,245,253>	$<474,456>	$<3,390,606>	$634,433

SHARES OUTSTANDING
Weighted average shares for basic earnings per share	1,248,095	1,239,203	1,248,095	1,232,786

Net effect of dilutive stock options – based on the treasury stock method using year-end market price, if higher than average market price	-*	-*	-*	62,584

Total shares for diluted earnings per share	1,248,095	1,239,203	1,248,095	1,295,370

Basic Earnings Per Common Share	$ <1.80>	$ <.38>	$ <2.72>	$ .51

Diluted Earnings Per Common Share	$ <1.80>	$ <.38>	$ <2.72>	$ .49

* Net effect of stock options was antidilutive for the period.